Exhibit 23.2

[PLACEHOLDER: SUBJECT-TO LEGAL COUNSEL REVIEW]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2019, with respect to the consolidated financial statements in the Annual Report of PAVmed Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in Registration Statements of PAVmed Inc. on Form S-1 - File No. 333-222581, File No. 333-214288, File No. 333-216963, File No. 333-222234 and Form S-3 - File No. 333-220549, File No. 333-221406, File No. 333-227718, File No. 333-229372, File No. 333-235335, and Form S-8 - File No. 333-231674. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

April 14, 2019